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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PRIMA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1097578

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 400 Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of class)

(Title of class)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Rights to Purchase Preferred Stock	NASDAQ

EXPLANATORY NOTE

     In connection with entering into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2004, by and among Petro-Canada (US) Holdings Ltd., a Delaware corporation (“Holdings”), Prima Energy Corporation, a Delaware corporation (the “Registrant”), and Raven Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), the Registrant entered into an Amendment No. 1 to Rights Agreement, between the Registrant and Computershare Trust Company, Inc. (the “Rights Agreement”) to (i) amend Section 3(a) of the Rights Agreement so that the public announcement of the intention of any person to commence a tender or exchange offer that would result in any person becoming the beneficial owner of 15% or more of the Common Shares then outstanding would not trigger a Distribution Date under the Rights Agreement, (ii) amend Section 7 of the Rights Agreement to provide that the Rights (as defined in the Rights Agreement) will expire immediately prior to the effective time of the merger contemplated by the Merger Agreement, and (iii) insert a new Section 34 excepting Holdings, Merger Sub, the Merger Agreement, the Offer, Stockholders Agreements with the officers and directors and significant shareholders of the Registrant, and the consummation of the transactions contemplated thereby, from the Rights Agreement. The Registrant hereby amends Item 2 of the Registrant’s Form 8-A dated June 5, 2001 to add the exhibit listed below:

Item 2. Exhibits.

     4.6 Amendment No. 1 to Rights Agreement, dated June 9, 2004, between the Registrant and Computershare Trust Company, Inc.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      Prima Energy Corporation

Date            June 10, 2004

By /s/ Richard H. Lewis

Name: Richard H. Lewis Title: President and Chief Executive Officer

1

Exhibit Index

     4.6 Amendment No. 1 to Rights Agreement, dated June 9, 2004, between the Registrant and Computershare Trust Company, Inc.